Exhibit 99.2

SALE AGREEMENT

This Sale Agreement dated as of             1, 200     (the “Agreement”), by and between E*TRADE MORTGAGE BACKED SECURITIES CORPORATION, as purchaser (“EFC”), and [                             ], as seller (“Seller”).

Subject to the terms hereof, Seller agrees to sell, and EFC agrees to purchase, a pool of certain [fixed-rate] [adjustable rate], conventional, monthly pay, fully-amortizing one-to-four family residential first lien mortgage loans] (the “Mortgage Assets”) having original terms to stated maturity of [30 years] and having an aggregate scheduled principal balance as of                 1, 200     (the “Cut-off Date”) of approximately $                         .

It is the intention of Seller and EFC that EFC shall, simultaneously with the purchase hereunder, sell the Mortgage Assets to a trust formed pursuant to [a Pooling and Servicing Agreement dated as of             1, 200     (the “Pooling and Servicing Agreement”) by and among E*TRADE Mortgage Backed Securities Corporation, as Depositor, [                         ], as Master Servicer and [                        ], as Trustee] [an owner trust agreement dated as of                      , ________ 1, 200     (the “Owner Trust Agreement” by and between EFC and                         ]. [The trust shall enter into an indenture dated as of                     , 200     , (the “Indenture”) by and among EFC, as seller, __________, as master servicer, and                                     , as trustee (the “Trustee”). Pursuant to the [Pooling and Servicing Agreement] [Indenture], the trust shall issue [Mortgage-Backed Certificates] [Mortgage-Backed Backed Notes], Series                 -         (the “Securities”) [evidencing ownership interests in] [secured by a pledge of] the Mortgage Assets.

EFC and Seller wish to prescribe the terms and conditions of the purchase by EFC of the Mortgage Assets.

In consideration of the premises and the mutual agreements hereinafter set forth, EFC and Seller agree as follows:

ARTICLE I

DEFINITIONS

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement. The following words and phrases are defined as follows:

“Master Servicer”:                                          , and its successors and assigns as master servicer under the [Pooling and Servicing Agreement] [Indenture].

“Mortgage Assets”:    Each mortgage asset (including mortgage loans) listed in the Mortgage Asset Schedule.

“Mortgage Asset Schedule”:    A schedule of Mortgage Assets attached hereto as Exhibit A, containing the information with respect to each Mortgage Asset as set forth in the definition of “Mortgage Asset Schedule” in the Pooling and Servicing Agreement.

“Mortgage Rate”:    As to any Mortgage Asset, the per annum rate at which interest accrues on the unpaid principal balance thereof as set forth in the related Mortgage Note.

“Net Mortgage Rate”:    As to each Mortgage Asset, the Mortgage Interest Rate less the Servicing Fee.

[“Pooling and Servicing Agreement”] [“Indenture”]:    As defined in the preamble of this Agreement, pursuant to which the Securities, [evidencing ownership interests in] [secured by a pledge of] the Mortgage Assets, will be issued.]

“Securities”:    As defined on the first page of this Agreement.

“Servicer”:    [                 ], and its successors and assigns as servicer under the [Pooling and Servicing Agreement] [Indenture].

ARTICLE II

SALE AND CONVEYANCE OF MORTGAGE ASSETS;
POSSESSION OF MORTGAGE FILES

SECTION 2.01.    Sale and Conveyance of Mortgage Assets.

(a)    Seller, concurrently with the execution and delivery hereof, does hereby sell, transfer, assign, set over and otherwise convey to EFC, without recourse, all of the right, title and interest of Seller in and to the Mortgage Assets (including, without limitation, the security interests created thereby), including all principal and interest due on or with respect to the Mortgage Assets after the Cut-off Date (other than payments of principal and interest due on the Mortgage Assets on or before the Cut-off Date) and the Prepayment Premiums relating to certain of the Mortgage Assets received with respect to such Mortgage Assets on or after the Cut-off Date, together with all of Seller’s right, title and interest in and to each related account and all amounts from time to time credited to and the proceeds of such account, any REO Property and the proceeds thereof, the Seller’s rights under any insurance policies relating to the Mortgage Assets and the Seller’s security interest in any collateral pledged to secure the Mortgage Assets, including the Mortgaged Properties and any proceeds of the foregoing. EFC acknowledges that on or prior to the date hereof, the Mortgage Files have been delivered to the [Trustee][Custodian], subject to any exceptions noted in the [Trustee’s][Custodian’s] review of the Mortgage Files pursuant to [Section [ ] of the Custodial Agreement][Section 2.2 of the Pooling and Servicing Agreement], and any other documents relating to the Mortgage Assets shall be retained by the Servicer pursuant to the terms of the [Custodial Agreement][Pooling and Servicing Agreement].

(b)    Although the parties intend that the conveyance of Seller’s right, title and interest in and to the Mortgage Assets pursuant to this Agreement shall constitute a purchase and sale and not a loan, if such conveyances are deemed to be a loan, the parties intend that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The parties also intend and agree that Seller shall be deemed to have granted to EFC, and Seller does hereby grant to EFC, a perfected first-priority security interest in all of the right, title and interest in, to and under the collateral to the extent described in Section 2.01 hereof, and that this Agreement shall constitute a security agreement under applicable law.

(c)    [CONSIDER ADDING A PROVISION TO TRANSFER ALL OF THE RIGHTS AND INTEREST OF THE SELLER UNDER ANY TRANSFER AGREEMENTS PURSUANT TO WHICH IT ACQUIRED CERTAIN OF THE MORTGAGE ASSETS.]

SECTION 2.02.    Purchase Price; Payments on the Mortgage Assets.

(a)    The purchase price for the Mortgage Assets (the “Purchase Price”) shall be equal to $                             which includes accrued interest at the weighted average Net Mortgage Rate from and including the Cut-off Date through but excluding the Closing Date). Such purchase price shall be payable in immediately available funds via wire transfer to an account designated by Seller.

(b)    EFC shall be entitled to all scheduled payments of principal and interest due after the Cut-off Date and all principal prepayments received after the Cut-off Date and the Prepayment Premiums relating to specified Mortgage Assets as specified in the Mortgage Asset Schedule. The principal balance of each Mortgage Asset as of the Cut-off Date is determined after deduction of payments of principal due on or before the Cut-off Date, whether or not collected, and of any principal prepayments received or applied on or before the Cut-off Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND EFC

SECTION 3.01.    Representations and Warranties of Seller.

Seller hereby warrants and represents to, and covenants with, EFC as of the Closing Date hereof that:

(a)    Due Organization and Authority.    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of [                        ] and is licensed to carry on its business as now being conducted; Seller has the full corporate power, authority, and legal right to transfer and convey the Mortgage Assets and to execute and deliver this Agreement and to perform in accordance herewith;

(b)    Ordinary Course of Business.    The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(c)    No Conflicts.    The execution and delivery by the Seller of this Agreement have been duly authorized by all necessary action on the part of the Seller. Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Assets by Seller, the sale of the Mortgage Assets to EFC or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, (i) will conflict with or result in a breach of any of the terms, conditions or provisions of Seller’s charter or by laws or, any legal restriction or any agreement or instrument to which Seller is now a party or by which it is bound, or (ii) constitute a default or result in an acceleration under any such agreement or instrument, or (iii) result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject, or (iv) result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or (v) impair the value of the Mortgage Assets;

(d)    Ability to Perform.    Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. Seller is solvent and the sale of the Mortgage Assets will not cause Seller to become insolvent. The sale of the Mortgage Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors;

(e)    No Litigation Pending.    There is no action, suit, proceeding or investigation pending or, to Seller’s knowledge, threatened against Seller which, either in any one instance or in the aggregate, if decided adversely to Seller, may result in any material adverse change in the business, operations, financial condition, properties or assets of Seller, or in any material impairment of the right or ability of Seller to carry on its business substantially as now conducted, or in any material liability on the part of Seller, or which would draw into question the validity of this Agreement or the Mortgage Assets or of any action taken or to be taken in connection with the obligations of Seller contemplated herein, or which would impair materially the ability of Seller to perform under the terms of this Agreement;

(f)    No Consent Required.    No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Seller of or compliance by Seller with this Agreement or the Mortgage Assets, the delivery of a portion of the Mortgage Files to EFC or its designee, or the sale of the Mortgage Assets to EFC or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date; and

(g)    Ownership of Mortgage Assets.    Immediately prior to the sale of the Mortgage Assets to EFC, Seller will be the lawful owner of the Mortgage Assets with the right to transfer the Mortgage Assets, subject to no lien, adverse claim, mortgage, security interest, pledge, charge or other encumbrance created by Seller. Immediately following the sale of the Mortgage Assets, EFC will own such Mortgage Assets, free and clear of any lien, adverse claim, mortgage, security interest, pledge, charge or other encumbrance created by Seller; and

(h)    Representations and Warranties with respect to Mortgage Assets.    Each of the representations and warranties set forth in Exhibit B is true and correct with respect to each Mortgage Asset as of the Closing Date.

It is understood and agreed that the representations and warranties set forth in Exhibit B shall survive the Closing Date. Upon discovery by either the Seller or EFC of a breach of any of such representations and warranties, the party discovering such breach shall give prompt written notice to the other party. Within 90 days of the discovery of any such breach, the Seller shall either (i) cure such breach in all material respects, (ii) repurchase such Mortgage Asset or any Property acquired in respect thereof from EFC at the applicable Purchase Price or (iii) substitute the affected Mortgage Assets, in each case, in accordance with the terms of the [Pooling and Servicing Agreement] [Indenture] and any limitations on repurchase or substitution therein.

(i)    Assignment by Depositor.    EFC shall have the right, upon notice to but without the consent of the Seller, to assign, in whole or in part, its interest under this Agreement with respect to the Mortgage Assets to the Trustee, and the Trustee then shall succeed to all rights of EFC under this Agreement. All references to EFC in this Agreement shall be deemed to include its assignee or designee, specifically including the Trustee.

SECTION 3.02.    Representations and Warranties of EFC.

EFC hereby warrants and represents to, and covenants with, Seller as of the Closing Date hereof that:

(a)    Due Organization and Authority.    EFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and EFC has the full corporate power, authority, and legal right to purchase, acquire and own the Mortgage Assets and to execute and deliver this Agreement and to perform in accordance herewith;

(b)    Ordinary Course of Business.    The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of EFC;

(c)    No Conflicts.    The execution and delivery by EFC of this Agreement have been duly authorized by all necessary action on the part of EFC. Neither the execution and delivery of this Agreement, the purchase and acquisition of the Mortgage Assets by EFC or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, (i) will conflict with or result in a breach of any of the terms, conditions or provisions EFC’s charter or by-laws or any legal restriction or any agreement or instrument to which EFC is now a party or by which it is bound, or (ii) constitute a default or result in an acceleration under any such agreement or instrument, or (iii) result in the violation of any law, rule, regulation, order, judgment or decree to which EFC or its property is subject, or (iv) result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument or (v) impair the value of the Mortgage Assets;

(d)    Ability to Perform.    EFC does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(e)    No Litigation Pending.    There is no action, suit, proceeding or investigation pending or, to EFC’s knowledge, threatened against EFC which, either in any one instance or in the aggregate, if decided adversely to EFC, may result in any material adverse change in the business, operations, financial condition, properties or assets of EFC, or in any material impairment of the right or ability of EFC to carry on its business substantially as now conducted, or in any material liability on the part of EFC, or which would draw into question the validity of this Agreement or the Mortgage Assets or of any action taken or to be taken in connection with the obligations of EFC contemplated herein, or which would impair materially the ability of EFC to perform under the terms of this Agreement;

(f)    No Consent Required.    No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by EFC of or compliance by EFC with this Agreement or the Mortgage Assets, or the purchase of the Mortgage Assets by EFC or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date; and

(g)    [Pooling and Servicing Agreement] [Indenture].    EFC shall enter into the [Pooling and Servicing Agreement] [Indenture] on the Closing Date.]

ARTICLE IV

[RESERVED]

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION 5.01.    Amendment.

(a)    This Agreement may be amended from time to time by the Seller and the Depositor, with the consent of the Trustee but without notice to or the consent of any of the Securityholders, (i) to cure any ambiguity or mistake, (ii) to cause the provisions herein to conform to or be consistent with or in furtherance of the statements made with respect to the Securities, the Trust, the Pooling and Servicing Agreement or this Agreement in the Prospectus Supplement; or to correct or supplement any provision herein which may be inconsistent with any other provisions herein, (iii) to make any other provisions with respect to matters or questions arising under this Agreement or (iv) to add, delete, or amend any provisions to the extent necessary or desirable to comply with any requirements imposed by the Code and the REMIC Provisions. No such amendment effected pursuant to clause (iii) of the preceding sentence shall adversely affect in any material respect the interests of any Securityholder. Any such amendment shall be deemed not to adversely affect in any material respect any Securityholder if the Trustee receives written confirmation from each Rating Agency that such amendment will not cause such Rating Agency to reduce the then current rating assigned to the Securities (and any Opinion of Counsel requested by the Trustee in connection with any such amendment may rely expressly on such confirmation as the basis therefor).

(b)    This Agreement may also be amended from time to time by the Seller and the Depositor with the consent of the Trustee and the Securityholders of not less than 66-2/3% of the Class Principal Amount or Class Notional Principal Amount (or Percentage Interest) of each Class of Securities affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Securityholders; provided, however, that no such amendment may (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Security without the consent of the Securityholder of such Security or (ii) reduce the aforesaid percentages of Class Principal Amount or Class Notional Principal Amount (or Percentage Interest) of Securities of each Class, the Securityholders of which are required to consent to any such amendment without the consent of the Securityholders of 100% of the Class Principal Amount or Class Notional Principal Amount (or Percentage Interest) of each Class of Securities affected thereby. For purposes of this paragraph, references to “Securityholder” or “Securityholders” shall be deemed to include, in the case of any Class of Book-Entry Securities, the related Security Owners.

(c)    It shall not be necessary for the consent of Securityholders under this Section 5.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Securityholders shall be subject to such reasonable regulations as the Trustee may prescribe.

SECTION 5.02.    Counterparts.

For the purpose of facilitating the execution of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

SECTION 5.03.    Governing Law.

This Agreement shall be construed in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 5.04.    Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopies (with receipt confirmed by telephone call to the person, or a member of the department, specified for attention) or mailed by first class mail, postage prepaid, to (i) in the case of Seller: [                                ] Attention: [                                ], or such other address as may hereafter be furnished to EFC in writing by Seller, or (ii) in the case of EFC: E*TRADE Mortgage Backed Securities Corporation, 671 North Glebe Road; Arlington, Virginia 22203, Attention:                                 , or such other address as may hereafter be furnished to Seller in writing by EFC.

SECTION 5.05.    Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 5.06.    No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto.

SECTION 5.07.    Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon Seller and EFC and their respective successors and assigns, as may be permitted hereunder.

[SIGNATURES COMMENCE ON FOLLOWING PAGES]

IN WITNESS WHEREOF, Seller and EFC have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

E*TRADE MORTGAGE BACKED SECURITIES CORPORATION, as purchaser

By:

Name: Title:

[ ], as seller

By:

Name: Title:

EXHIBIT A

MORTGAGE ASSET SCHEDULE

A-1

EXHIBIT B

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MORTGAGE ASSETS

As to each Mortgage Loan, the Seller hereby represents and warrants to EFC that as of the date hereof and as of the Closing Date:

1.	Mortgage Loans as Described. The information set forth in the Mortgage Asset Schedule is true and correct in all material respects;

2.
Original Terms Unmodified.    In the event a forbearance agreement has been executed with respect to any Mortgage Loan, such forbearance agreement is in the related Mortgage File. Any modification to the interest rate, terms, principal balance, or amortization period of such Mortgage Loan has been reflected on the Mortgage Asset Schedule. No Borrower has been released, in whole or in part, except in connection with an assumption or modification agreement;

3.
No Satisfaction of Mortgage.    The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, except as set forth on the Mortgage Asset Schedule for which a partial release has been executed with respect to such Mortgage Loan, a copy of which release is in the related Mortgage File, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. Except for a forbearance agreement or assumption and modification agreement executed with respect to such Mortgage Loan, a copy of which agreement is in the related Mortgage File, the Seller has not waived the performance by the borrower of any action, if the borrower’s failure to perform such action would cause the Mortgage Loan to be in material default, nor has the Seller waived any material default resulting from any action or inaction by the Borrower;

4.
Valid Lien.    With respect to Mortgage Loans, each Mortgage is a valid, subsisting enforceable and perfected first lien on the Mortgaged Property. The lien of such Mortgage is subject only to (a) the lien of real property taxes and assessments; (b) the lien of condominium association fees previously due and payable; (c) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy or an opinion of counsel delivered to the originator of the Mortgage Loan and either (A) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) that do not materially adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and (d) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; Any security agreement, chattel mortgage or equivalent document related to, and delivered to the Trustee in connection with, a Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and EFC has full right to sell and assign the same to the Trustee;

5.
Validity of Mortgage Loan Documents.    Each Note and Mortgage is genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors, rights generally and (ii)general principles of equity regardless of whether such enforcement is considered in a proceeding in equity or at law. To the best of Seller’s knowledge, no fraud was committed in connection with the origination of the Mortgage Loan which would prevent the enforceability of such documents;

6.
Full Disbursement of Proceeds.    Each Mortgage Loan has been closed, and the proceeds of each Mortgage Loan have been fully disbursed and there is no requirement for future advances. All costs, fees and expenses incurred in making or closing the Mortgage Loans and the recording of the Mortgage were paid, and the Borrower is not entitled to any, refund of any amounts paid or due under the Mortgage Loans;

7.
Ownership.    The Seller is the sole owner of record and holder of the Mortgage Loans. The Mortgage Loans are not assigned or pledged, and the Seller has good and marketable title thereto, and has full right to transfer and sell the Mortgage Loans therein to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement. No Mortgage Loan is subject to any participation agreement or arrangement;

8.
Hazard Insurance.    Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer or by the Seller’s force-placed insurance policy against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located in an amount that is at least the lesser of the Stated Principal Balance or the replacement cost of the Mortgaged Property. Such insurance policy is in full force and effect until the transfer of the Mortgage Loans to EFC. If upon origination of the Mortgage Loan, the Mortgaged Property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available and required by law) a flood insurance policy meeting the requirements of the current guidelines of the Federal insurance Administration is in effect. Such insurance policy is in full force and effect until the transfer of the Mortgage Loans to the Purchaser. The Seller has not engaged in, and has no knowledge of the Borrower’s or any servicer’s having engaged in, any act or omission which would impair the coverage of any such policy;

9.
Provisions.    The Mortgage contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby;

10.
Title Insurance.    Each Mortgage Loan [other than any cooperative loan] is covered by either (i) an attorney’s opinion of title and abstract of title, or a certificate of title, the form and substance of which is acceptable to lending institutions making Mortgage Loans in the area where the Mortgaged Property is located or (ii) a lender’s title insurance policy or other generally acceptable form of policy of insurance issued by a title insurer generally acceptable to mortgage lending institutions making Mortgage Loans in the area where the Mortgaged Property is located, insuring the mortgagee, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan against any loss by reason of the invalidity or unenforceability of the lien, subject only to the exceptions contained in paragraph 4 above. If the Mortgaged Property is a condominium unit located in a state in which a title insurer will generally issue an endorsement, then the related title insurance policy (the “Title Insurance Policy”) contains an endorsement insuring the validity of the creation of the condominium form of ownership with respect to the project in which such unit is located. With respect to any Title Insurance Policy, the originator is the sole insured of such mortgagee Title Insurance Policy, such mortgagee Title Insurance Policy is in full force and effect and will inure to the benefit of EFC upon the consummation of the transactions contemplated by this Agreement, no claims have been made under such mortgagee Title Insurance Policy and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything that would impair the coverage of such mortgage Title Insurance Policy]; To the best of Seller’s knowledge, no claims have been made under such lenders title insurance policy. The Seller and, to the best of Seller’s knowledge, each prior holder of the Mortgage, has not done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy;

11.
Delivery of Mortgage Loan Documents.    As of the Closing Date, the Mortgage File shall have been delivered to the Purchaser; provided that, with respect to the Mortgage Loans listed in Exhibit A, certain of the loan documents are out for recording;

12.
Collection Practices; Escrow Deposits.    The origination and collection practices used by Seller with respect to the Mortgage Loans have been in accordance with Accepted Servicing Practices and in all material respects in compliance with all applicable laws and regulations;

13.
Environmental Matters.    Except as set forth in the Mortgage Files for the Mortgage Loans that are the subject of this Agreement, the Seller has no knowledge of the presence of Hazardous Substances in the soil or groundwater at or beneath any Mortgaged Property that constitutes the real property interest securing a Mortgage Loan;

14.
Taxes.    The real property taxes due and owing as of the Closing Date with respect to each Mortgage Loan have been paid, or an escrow of funds has been established in an amount sufficient to pay such taxes;

15.
Primary Mortgage Insurance.    Any primary mortgage insurance listed on the Mortgage Asset Schedule is in full force and effect and will be in full force and effect upon the Closing Date. To the Seller’s knowledge, no claims have been made under such insurance policy, and no prior holders of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such insurance policy;

16.
As of the Cut-off Date, there is no default, breach, violation or event of acceleration existing under any of the Mortgage Loan Documents transferred to EFC or any event that with notice and expiration of any grace or cure period would result in such a default, breach, violation or event of acceleration.

17.
As of the Cut-off Date, none of the Mortgage Loans were 30 days or more contractually delinquent. For purposes of this representation and warranty, “30 or more days contractually delinquent” means that a monthly payment due on a Due Date was unpaid as of the end of the month of the next succeeding Due Date or following Due Dates.

18.
No Mortgage Loan has been modified in any material respect since the date of its origination and no Mortgage Loan is presently subordinated in whole or in part to any other lien, nor has the Mortgaged Property securing any Mortgage Loan been released in whole or in part from the lien of the related Mortgage.

19.
The Seller has no knowledge of any circumstances or conditions with respect to any Mortgage, the related Mortgaged Property, the related Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan.

20.
Each Mortgage Loan is a “qualified mortgage” within the meaning specified for such term in section 860G of the Code and does not contain any provision requiring action that would render it not such a “qualified mortgage.”

21.
As of the date hereof, no property securing a Mortgage Loan is subject to foreclosure, litigation, bankruptcy or insolvency proceedings or any workout or foreclosure agreement, and, to the best of the Seller’s knowledge, the filing of a bankruptcy or insolvency proceeding that would result in any Mortgage Loan becoming subject to bankruptcy or insolvency proceedings is not imminent. The Seller does not know or have reason to know of any facts or circumstances with respect to any Mortgagor or Mortgage Loan that would indicate foreclosure is likely to occur with respect to the related Mortgaged Property.

22.
If one or more REMIC elections are to be made with respect to all or part of the Trust, the Loan-to-Value Ratio of each Mortgage Loan is 100% or less either (i) at the time of its origination or as of the Startup Day or (ii) if such Mortgage Loan has been modified other than as a result of a default or reasonably foreseeable default, as of the Startup Day.

23.	Each of the Mortgage Loans was underwritten in accordance with the standards described in the Prospectus Supplement.

24.
An appraisal of each Mortgaged Property was made by an appraiser who either (i) met the minimum qualifications of Fannie Mae or Freddie Mac for appraisers, and each appraisal was completed on a form satisfactory to Fannie Mae and Freddie Mac and includes information concerning comparable property values or (ii) at the time that the appraisal was made, was certified in the state in which the Mortgaged Property are located.

25.	[REO Properties. As to each REO Property, the Seller hereby represents and warrants to the Purchaser that as of the Closing Date:

(a)    REO Properties as Described.    The information set forth in the REO Property Schedule is true and correct;

(b)    No Outstanding Charges.    All taxes, governmental assessments insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents that are due and owing as of the Closing Date have been paid;

(c)    Hazard Insurance.    All buildings or other improvements upon the REO Property are insured by a generally acceptable insurer or by the Seller’s force-placed insurance policy against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the REO Property is located in an amount that is at least the lesser of the principal balance at the time the property was transferred to the Seller or the replacement cost of the REO Property. Each such insurance policy is in full force and effect until the transfer of the REO Property to the Purchaser. The Seller has not engaged in, and has no knowledge of any servicer’s having engaged in, any act or omission which would impair the coverage of any such policy;

(d)    Validity of REO Property Documents.    The Deed is genuine, and constitutes the legal, valid and binding conveyance of the REO Property;

(e)    Ownership.    The Seller or one of its subsidiaries is the sole owner of record and holder of the REO Property. The REO Property has not been assigned or pledged, and the Seller has good and marketable title thereto, and has full right to transfer and sell the REO Property to the Purchaser free and clear of any equity or right of redemption, encumbrance, dower or homestead, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each REO Property pursuant to this Agreement. No REO Property is subject to any participation agreement or arrangement;

(f)    Title.    There are no covenants, conditions, restrictions, rights of way, easements or other matters of public record that materially adversely affect the marketability of title to the REO Property;

(g)    Delivery of REO Property Documents.    The Deed and the REO File shall have been delivered to the Purchaser;

(h)    Transfer of REO Properties.    The Deed is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the REO Property is located;

(i)    REO Properties Undamaged.    There is no proceeding pending or, to the Seller’s knowledge, threatened for the total or partial condemnation of the REO Property. The REO Property is materially undamaged by fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the REO Property or the use for which the premises were intended; and

(j)    Appraisal.    The REO File contains an appraisal of the related REO Property.]